UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2022

Utz Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38686	85-2751850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 High Street

Hanover, PA 17331

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (717) 637-6644

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	UTZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

The information reported pursuant to Item 8.01 under the heading “Private Placement of Class A Common Stock” is incorporated by reference in response to this Item 3.02.

Item 7.01 Regulation FD Disclosure.

On April 28, 2022, in connection with the transactions described under Item 8.01, Utz Brands, Inc. (the “Company,” “we,” “us,” or “our”), issued a press release. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. The information in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (“Securities Act”) or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

Acquisition of New Manufacturing Facility in Kings Mountain, NC

On April 28, 2022, Utz Quality Foods, LLC (“UQF”), a subsidiary of the Company, purchased a brand new, idled snack food manufacturing facility in Kings Mountain, North Carolina from Evans Food Group Ltd. d/b/a Benestar Brands (“Benestar”) and related affiliates (such transactions, the “Acquisition”). The purchase includes the existing building, land and pork-rind production equipment. UQF intends to convert the space into a fully operational snack food manufacturing facility starting in 2022. The current 125,000 square foot facility can be expanded to 200,000 square feet and is expected to add over 115 local jobs by 2027. The purchase price of the Acquisition was approximately $39.0 million and was funded with approximately $11.0 million in cash and approximately $28.0 million of proceeds from the sale of 2,105,373 shares of the Company’s Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”) in a private placement, to the affiliates of Benestar (collectively, the “Purchasers”).

Private Placement of Class A Common Stock

In connection with the Acquisition, on April 28, 2022, the Company entered into a securities purchase agreement with the Purchasers pursuant to which the Company issued and sold 2,105,373 shares of Class A Common Stock to the Purchasers for an aggregate purchase price of approximately $28.0 million. The Company did not pay any underwriting discounts or commissions in connection with the issuance and sale of such shares. The issuance was made in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and the safe harbor of Rule 506 under Regulation D for transactions that do not involve public offerings. The Shares have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. Book entries representing such securities will contain restrictive legends preventing sale, transfer or other disposition, unless registered under the Securities Act.

Resale Registration Rights

In connection with the issuance of such shares, the Company also entered into a registration rights agreement with the Purchasers, pursuant to which the Company agreed to file a registration statement with the Securities and Exchange Commission (the “Commission”) to register the resale of the shares issued to the Purchasers. The foregoing description of the registration rights agreement is not complete and is qualified in its entirety by reference to the full text of the registration rights agreement. A copy of the form of registration rights agreement is filed as Exhibit 4.1 attached hereto and is incorporated by reference herein.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to purchase, such shares in any jurisdiction in which such offer or solicitation would be unlawful.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1*	Form of Registration Rights Agreement dated April 28, 2022, by and among Utz Brands, Inc. and the purchasers of the shares party thereto.
99.1	Utz Press Release (April 28, 2022).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Commission or its staff upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Utz Brands, Inc.

Dated: April 28, 2022

By:	/s/ Ajay Kataria
Name:	Ajay Kataria
Title:	Executive Vice President, Chief Financial Officer